EXHIBIT 99.1

Whitestone REIT Announces Pricing of Public Offering

Class B Common Shares List on NYSE-Amex Under Symbol "WSR"

HOUSTON, Aug. 25, 2010 (GLOBE NEWSWIRE) -- Whitestone REIT, a Community Centered PropertiesTM real estate investment trust ("Whitestone") has priced a public offering of 2,200,000 shares of its Class B common stock at $12.00 per share. Whitestone's Class B common stock is expected to begin trading on August 26, 2010 on the NYSE-Amex under the ticker symbol "WSR." The underwriters have a 30-day option to purchase up to an additional 330,000 Class B common shares from Whitestone at the initial public offering price, less the underwriting discount and commissions, to cover overallotments, if any. The closing of the sale of the Class B common stock is expected to occur on August 31, 2010.

Whitestone intends to contribute the net proceeds from the offering to its operating partnership, which then intends to use the net proceeds to (1) acquire commercial properties in Whitestone's target markets, (2) acquire loans with the intent to acquire the underlying property through foreclosure or deed in lieu of foreclosure within a short time, (3) to redevelop and re-tenant existing properties to create Whitestone-branded Community Centered PropertiesTM and (4) for general corporate purposes. The gross proceeds of the initial public offering, before the underwriting discounts, commissions and expenses related to the offering, are expected to be $26.4 million, before the overallotment option.

Wunderlich Securities is serving as sole book running manager for the offering. Ladenburg Thalmann & Co. Inc., J.J.B. Hilliard, W.L. Lyons, LLC, Maxim Group LLC and Southwest Securities, Inc. are acting as co-managers.

The offering is only being made by means of a prospectus, a copy of which, when available, may be obtained by contacting either Wunderlich Securities, at 6000 Poplar, Suite 150, Memphis, TN 38119, Attn: Marty Gaia, Syndicate Department, by emailing mgaia@wundernet.com, or by calling toll free 800.726.0557.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 25, 2010. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale of these securities would be unlawful prior to their registration and qualification under the securities laws of any such state or jurisdiction.

About Whitestone REIT

Whitestone REIT is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods. Whitestone focuses on value-creation in its properties, as it markets, leases and manages its properties to match tenants with the shared needs of surrounding neighborhoods. Headquartered in Houston, Texas and founded in 1998, Whitestone is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois.

The Whitestone REIT logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7293

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. Whitestone's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to Whitestone's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT: Whitestone REIT
         Anne Gregory, Vice President Marketing & Investor Relations
         713.827.9595 ext. 2213
         agregory@whitestonereit.com